Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS THIRD QUARTER RESULTS

Net Income Up 66% to $2.8 Million or $0.25 Per Diluted Share

HOUSTON, TX – June 4, 2009 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the third quarter and nine months ended April 30, 2009.

Overview of Third Quarter and Year-to-Date Results

For the third quarter, net sales were $45.9 million compared to $50.3 million in the third quarter of 2008.  Operating income was up 40% to $5.4 million versus $3.9 million in the third quarter of last year.  Net income rose 66% to $2.8 million or $0.25 per diluted share, compared to $1.7 million or $0.15 per diluted share in the third quarter of last year.

Year-to-date net sales rose 38% to $142.3 million producing operating income of $11.5 million, and net income of $5.3 million or $0.47 per diluted share.  In the same period in fiscal 2008, net sales were $103.0 million resulting in operating income of $9.5 million, and net income of $4.8 million or $0.43 per diluted share.

Mr. Neal Butler, President and CEO of KMG, commented, “We are very pleased with our third quarter and fiscal year-to-date operating results, especially in light of the global recession.  Our substantially improved profitability for the quarter was due to higher Wood Preservative revenues combined with the successful implementation of cost reduction initiatives, the overall reduction in raw material costs, as well as the elimination of transition and integration costs associated with our Electronic Chemicals business acquired on December 31, 2007.”

Of the $45.9 million in third quarter 2009 net sales, Electronic Chemicals contributed approximately $17.3 million, Wood Preservatives generated $25.1 million and Animal Health contributed $3.5 million.  In the third quarter of fiscal 2008, Electronic Chemicals generated $26.1 million, and Wood Preservatives and Animal Health generated net sales of $20.2 million and $4.0 million, respectively.

Through the first nine months of fiscal 2009, Electronic Chemicals generated net sales of $65.1 million, Wood Preservatives generated $70.1 million and Animal Health generated net sales of $7.1 million.  In the same period of fiscal 2008, Electronic Chemicals (acquired effective December 31, 2007) generated $34.7 million, and Wood Preservatives and Animal Health generated net sales of $59.9 million and $8.4 million, respectively.

Mr. Butler went on to say, “The global recession had an impact on our Electronic Chemicals business where sales volumes declined along with the contraction of the global semiconductor market.  However, the most significant market contraction was in Asia, and our concentration of business is in the U.S., thus the impact on us was somewhat less severe.  This advantageous market position, along with aggressive cost reductions allowed us to maintain profitability in the US market despite lower sales.  However, the more severe contraction in the European semiconductor market resulted in an operating loss at our KMG

Italia unit.  While there are early indications that we may have passed the trough of the downturn in Electronic Chemicals, it is too early to predict a turnaround with any certainty.  We started to see some improvement in the North America segment late in the third quarter but we believe challenging market conditions will continue in both our U.S. and European segments at least through the fourth quarter.”

Mr. Butler continued, “As we had forecast, our Wood Preservatives business performed well in the third quarter.  Creosote sales increased 27% to $18.2 million.  Demand by railroads for crossties treated with creosote has continued near the top of its historical range.  Although railroads generally react to lessened rail traffic by slowing maintenance programs, based on what we’ve seen in fiscal 2009 to date, we continue to believe that sales will remain relatively stable for the remainder of the calendar year.  Penta sales were better than expected, increasing 17% to $6.9 million compared to $5.9 million in the prior year period.  Penta is used to treat approximately half of the utility poles in the United States.  The increase in sales experienced in the third quarter was primarily driven by higher sales volumes.”

“Animal Health sales in the third quarter were down relative to 2008.  Livestock, dairy and poultry markets have been under stress from the current economic conditions, and distributors are reluctant to build inventory of animal health products in advance of the selling season, which historically has been during our third and fourth fiscal quarters.  We have taken certain costs out of the business to maintain profitability in fiscal 2009 in line with last year.  Animal Health sales represent approximately 6% of KMG’s total annual revenue.”

Mr. Butler concluded, “We were extremely pleased with the level of profitability we achieved in the third quarter.  The cost cutting initiatives undertaken across the board were appropriate for these uncertain times, produced the desired bottom line result, and should position us for further improvement when the economy recovers.  Based upon year-to-date sales and the strong bottom line performance achieved in the third quarter, we are confident that we will be able to achieve our fiscal 2009 financial goals which anticipate improved earnings in fiscal 2009 over fiscal 2008 as well as anticipated revenue growth for the year of approximately 20%.”

Balance Sheet Discussion

John V. Sobchak, CFO of KMG, commented, “Net working capital at the close of the third quarter was $33.9 million, down 14% from the previous quarter.  We have worked diligently at reducing working capital requirements, particularly in our Electronic Chemicals business.  Total debt on April 30th was $57.7 million, which included $10 million borrowed on our revolving credit facility.  That is down from $66.0 million of total debt at the close of the previous quarter.  As of May 31st, we had further reduced the outstanding balance on our revolving credit facility to $5.0 million, having repaid $12.0 million of the $17.0 million borrowed on that facility as of the end of the second quarter.  We expect to repay the remaining $5 million borrowed on the revolver before our July 31st year end.”

“While our credit agreement requires a debt to EBITDA ratio of no more than 3.25 at the end of the third quarter, our ratio was 2.80.  Our debt to capitalization ratio was 47% versus our allowed maximum of 60%.  Our fixed charge coverage ratio was 1.54 for the quarter versus a required minimum of 1.50.  While our fixed charge coverage ratio in particular was tight for the third quarter, we anticipate all of our ratios improving significantly in the fourth quarter.”

Conference Call

Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET today, Thursday, June 4, 2009.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference (D #97209160).

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG Chemicals, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2009	2008	2009	2008

NET SALES	$45,869	$50,259	$142,309	$103,034

COST OF SALES	30,519	35,180	97,693	71,010

Gross Profit	15,350	15,079	44,616	32,024

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,910	11,205	33,144	22,572

Operating income	5,440	3,874	11,472	9,452

OTHER INCOME (EXPENSE):
Interest income	1	16	7	435
Interest expense	(732)	(1,010)	(2,396)	(1,791)
Other, net	(15)	(15)	(295)	(44)

Total other expense, net	(746)	(1,009)	(2,684)	(1,400)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,694	2,865	8,788	8,052

Provision for income taxes	(1,902)	(1,051)	(3,473)	(2,997)

INCOME FROM CONTINUING OPERATIONS	2,792	1,814	5,315	5,055

DISCONTINUED OPERATIONS
Loss from discontinued operations, before income taxes	(15)	(219)	(22)	(402)
Income tax benefit	5	84	8	151
Loss from discontinued operations	(10)	(135)	(14)	(251)

NET INCOME	$2,782	$1,679	$5,301	$4,804

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.25	$0.16	$0.48	$0.46
Loss from discontinued operations	—	(0.01)	—	(0.02)
Net income	$0.25	$0.15	$0.48	$0.44

Diluted
Income from continuing operations	$0.25	$0.16	$0.47	$0.45
Loss from discontinued operations	—	(0.01)	—	(0.02)
Net income	$0.25	$0.15	$0.47	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,090	10,990	11,080	10,968
Diluted	11,208	11,227	11,217	11,220

SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,316	1,876	4,704	4,043

KMG Chemicals, Inc

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	April 30,	July 31,
	2009	2008

Cash and cash equivalents	$1,815	$2,605

Total assets	146,773	155,798

Long-term debt including current portion	57,666	61,016

Shareholders’ equity	64,926	63,687